Exhibit 10.1

[Rimage Letterhead]

January 28, 2009

Mr. Sherman Black

[Address]

[Address]

Dear Sherman:

I am pleased to confirm Rimage’s offer of employment to you, as we discussed. The terms of the offer are as follows:

Title:	President and Chief Operating Officer

Reports to:	Bernie Aldrich

Base Salary:	$325,000 on an annualized basis

Bonus Opportunity:	50% of Base Salary

Start Bonus:

$25,000 hiring bonus, (in lieu of car allowance) to be paid with first payroll after start date. If you should terminate your employment with Rimage during the first twelve months of employment, you agree to pay Rimage a prorated portion of the bonus at time of separation.

Restricted Stock:	10,000 shares vesting 1/1/2010

Stock Options:	200,000 option shares issued on start date, vesting in equal amounts over four years

Annual Physical:	Mayo Clinic Executive Health Physical

Benefits Programs:

As outlined in the attached benefits summary, includes Health Plan, Dental Plan, Paid Time-off (PTO) at the 24 day per year level, 401k with company match of $.50 to every dollar up to 6% of employee’s salary

I have enclosed a Nondisclosure and Non-competition and Severance/Change of Control Letter Agreement for your review, which you will be required to sign as a condition of employment. Rimage will also require an I-9 form that will need to be completed and turned in on your first day of work along with proof of your employment eligibility. Employment with Rimage Corporation is on an “at-will” basis. This offer does not constitute a contract of employment.

Sherman, this is an exciting time at Rimage Corporation, and we believe you will be a strong contributor to and participant in our success. We look forward to your favorable reply and will hold this offer open through Friday, January 30, 2009. With your favorable reply, your start date will be Wednesday, April 1, 2009.

Sincerely,

/s/ Bernard P. Aldrich

Bernard P. Aldrich

President and Chief Executive Officer

If you are in agreement with the above and are not a party to a non-compete or other employment agreement that would conflict with your employment at Rimage, please sign below and return one copy to my attention.

/s/ Sherman Black	January 29, 2009
Name: Sherman Black	Date: